Exhibit 10.1

16 June 2014

Serge Dupuis

3630 Thurloe Drive

Rockledge, Florida 32955

Dear Serge:

We are pleased to invite you to join our Leadership Team and to offer you the full-time position of Chief Financial Officer and Treasurer of Breeze-Eastern Corporation (the “Company”) in accordance with the following terms:

Position:	Chief Financial Officer and Treasurer, effective date of June 16, 2014 (your “Company Hire Date”). In this capacity, you shall devote your best efforts and your full business time and attention to the performance of the services customarily incident to such office and position and to such other services of a senior executive nature as may be reasonably requested by the Chief Executive Officer, other Officers, or the Board of Directors (the “Board”) of the Company, which may include services for one or more subsidiaries or affiliates of the Company. You shall report to the Chief Executive Officer of the Company. You will not be a member of the Board of Directors but will be asked to attend most meetings of the Board.

Salary:	$275,000 per year, effective starting on your Company Hire Date. Your salary will be paid biweekly. You will be eligible for periodic salary increases subject to the Company’s policies on employee evaluation and compensation and the approval of the Board.

Bonus:	Also effective on your Company Hire Date you shall become eligible to receive a one-time cash signing bonus of $75,000 which shall be paid to you less applicable taxes and other withholdings, on the first pay period following your Company Hire Date. If you leave before one year of continuous employment, you are required to return the total amount of this bonus. You will also participate as provided herein in the Breeze-Eastern Incentive Compensation Plan (“Annual Plan”), as amended from time to time with a target award of 50% of your base salary as of the end of the corresponding Fiscal Year. In accordance with the Plan, all awards are paid out in a percentage of cash and restricted stock in the Company.

Stock:	You will be eligible to purchase two hundred thousand (200,000) shares of Breeze-Eastern common stock, terms and details of which are outlined in Appendix ‘A’.

Severance:	In the event you are terminated by the Company without cause at any time after the first ninety (90) days of employment, you will receive severance pay equal to six month’s annual salary in effect at the time of termination, but exclusive of bonuses, and the continuation of employee benefits for the same period.

Change of Control:	In the event of a change of control, which shall be defined as set out in the Stock Option Agreement, and your termination or resignation for good reason, as hereinafter defined, within 24 months of the change of control, you would receive a cash payment equal to one year’s base pay and the average of your bonuses for prior two years (or one year if you have not yet received two bonuses). In addition, the vesting of all stock options and restricted shares would accelerate upon a change in control. Payments received upon a change of control and your termination or resignation for good reason would be in lieu of any and all payments you would receive upon severance. “Termination” shall mean a termination that is not voluntary or is other than for cause and “resignation for good reason” shall mean a resignation following a reduction in compensation, benefits or responsibilities, reporting to anybody other than the CEO, or failure by the Company to obtain an agreement from any successor or assignee legal entity to assume and perform the obligations set out in this paragraph.

401(k):	As a Company employee, you will be eligible to participate in the Breeze-Eastern Retirement Savings Plan in accordance with the provisions of the plan.

Health:	You will be entitled to the normal benefits accorded the Company’s salaried employees, which currently include major medical, hospitalization, vision, dental and prescriptions and are eligible day one of employment. The specifics of these benefits are subject to modification or termination at any time.

Vacation:	Four (4) weeks. You will also receive personal days and sick days in accordance with Company policies and are eligible day one of employment.

Relocation:	The Company will, subject to the Company’s prior approval of expenses, pay for relocation expenses for commission on sale of home, packing, shipping household goods, and unpacking at your new residence. The Company will also pay for two (2) house hunting trips as well as up to four months of storage to accommodate move-in dates. The Company will also pay for four months of temporary housing accommodations along with flights to and from Florida until the final move not to exceed four months. The Company will “gross up” taxable expenses upon reimbursement so that there is no out-of-pocket cost to you. If you leave before one year of continuous employment, you are required to return the total amount of relocation assistance provided.

Other:	The Company’s Employee Handbook contains illustrations of other benefits, such as tuition reimbursement, etc., which are available to all Company employees.

The Company maintains an employment at will policy, and by acceptance of employment with the Company you acknowledge and agree to such policy. The Company reserves the right to amend or change any of its benefit programs at its discretion. Terms of your employment, including the at-will policy, may not be modified by any oral or implied agreement with any officer of the Company or by a writing unless approved by the Board. As an officer of Breeze-Eastern Corporation, you will be subject to certain SEC requirements and restrictions upon your ability to buy and sell securities of the Company. You will be considered a Section 16(b) employee, subject to SEC reporting of your holdings, and changes thereto, of Company stock.

As a condition of your employment, you agree to become familiar with and comply with the provisions of the Company’s policies and procedures and you agree to sign and agree to comply with any non-disclosure of confidential information/trade secret agreements and any patent and invention assignment agreements specified in such policies and procedures. These policies may be, and are, modified from time to time. It is your responsibility to maintain an up to date knowledge of these policies and procedures.

In recognition of the risks and obligations you will undertake in accepting a position as an officer in the Company, Breeze-Eastern Corporation will enter into an indemnification agreement with you relative to claims brought against you in your capacity as an officer of the Company. This agreement will be provided under separate cover. The Company maintains a Directors and Officers Insurance policy as added protection.

If the above offer is acceptable to you, please sign both copies of this letter, keep one copy for your files and return the other copy to me. If you have any questions about any of the items noted above, please do not hesitate to call me.

We are very enthusiastic about having you join our team.

Very truly yours,

/s/ Brad Pedersen

Brad Pedersen

Agreed and Accepted

/s/ Serge Dupuis
Serge Dupuis

APPENDIX A

BREEZE-EASTERN CORPORATION

INCENTIVE STOCK OPTION AGREEMENT

Agreement dated as of June 16, 2014 between Breeze-Eastern Corporation, a Delaware corporation (the “Company”), and Serge Dupuis (“Optionee”), residing at 3630 Thurloe Drive, Rockledge, Florida 32955.

Whereas, pursuant to the 2012 Incentive Plan of the Company (the “Plan”), the Incentive & Compensation Committee of the Board of Directors has authorized the granting to Optionee of a stock option to purchase shares of common stock of the Company upon the terms and conditions hereinafter stated. The option granted herein is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Terms not defined herein shall have the meanings ascribed thereto under the Plan.

NOW THEREFORE, in consideration of the covenants herein set forth, the parties agree as follows:

1.	Shares & Price. The Company grants to Optionee the right to purchase (“Option”), upon and subject to the terms and conditions herein stated and the terms and conditions of the Plan, all or any part of 200,000 shares of common stock ($.01 par value) of the Company (the “Shares”), for cash at the price of $12.78 per share (the “Exercise Price”), which represents the opening Fair Market Value per share of the Company’s common stock as of the date first written above, which shall be referred to herein as the “Grant Date.” Except for stock splits and similar transactions, as set forth in Section 3 of the Plan and Treasury Regulation Section 1.409A-1(b)(5)(v)(H), the Exercise Price never shall be reduced such that it is less than the Fair Market Value per share of the Company’s common stock as of the Grant Date.

2.	Term of Option. This Option shall expire on June 16, 2024.

3.	Vesting. The Option shall vest as follows:

(i)	options to purchase twenty five thousand (25,000) Shares will vest immediately upon the grant hereof;

(ii)	options to purchase twenty five thousand (25,000) will vest when the average closing price of the Common Stock for the preceding thirty (30) days (the “Trailing Price”) exceeds ten dollars and seventy-five cents ($10.75);

(iii)	at any time after the first anniversary of the Options Issue Date, (A) options to purchase twenty five thousand(25,000) Shares will vest when the Trailing Price exceeds eleven dollars and seventy-five cents ($11.75), and (B) options to purchase twenty five thousand(25,000) Shares will vest when the Trailing Price exceeds twelve dollars and seventy-five cents ($12.75);

(iv)	at any time after the second anniversary of the Option Issue Date, (A) options to purchase twenty five thousand (25,000) Shares will vest when the Trailing Price exceeds thirteen dollars and seventy-five cents ($13.75), and (B) options to purchase twenty five thousand (25,000) Shares will vest when the Trailing Price exceeds fourteen dollars and seventy-five cents ($14.75); and

(v)	at any time after the third anniversary of the Option Issue Date, (A) options to purchase twenty five thousand (25,000) Shares will vest when the Trailing Price exceeds fifteen dollars and seventy-five cents ($15.75), and (B) options to purchase twenty five thousand (25,000) Shares will vest when the Trailing Price exceeds sixteen dollars and seventy-five cents ($16.75).

4.	Exercise. This Option may only be exercised by delivery to the Company of (i) a written notice of exercise, in form acceptable to the Company, stating the number of Shares then being purchased hereunder, and (ii) a check or cash, in the amount of the “Aggregate Exercise Price” (the number of Shares being purchased multiplied by Exercise Price) of such Shares (or, at the discretion of the Board of Directors, with previously acquired shares of common stock of Company with a Fair Market Value, as of the date of exercise, equal to the Aggregate Exercise Price. To the extent that the aggregate Fair Market Value of stock with respect to which incentive stock options are exercisable for the first time by the Optionee during any calendar year exceeds (under all plans of the Employer) $100,000, such options shall be treated as options that are not incentive stock options. The rule in the immediately preceding sentence shall be applied by taking options into account in the order in which they were granted.

5.	Termination of Employment. If Optionee ceases to be employed by the Company or any parent corporation (as defined in Section 424(e) of the Code) or subsidiary corporation (as defined in Section 424(f) of the Code) thereof (collectively, the “Employer”) for any reason other than his death, disability or Retirement (as defined in Paragraph 7(a) below), Optionee shall have the right, at any time within three (3) months after such termination of employment and prior to the expiration of this Option pursuant to Paragraph 2 hereof, to exercise this Option to the extent, but only to the extent, that this Option was exercisable and had not previously been exercised at the date of such termination of employment; provided, however, that all rights under this Option shall expire in any event on the day specified in Paragraph 2 hereof or three (3) months after Optionee terminates employment, whichever first occurs.

6.	Death of Optionee & No Assignment. The Option shall not be assignable or transferable except by will or by the laws of descent and distribution and shall be exercisable during his lifetime only by the Optionee. If Optionee shall become disabled or die while in the employ of any entity comprising the Employer, the Optionee or the person entitled to succeed to his rights hereunder may exercise this Option until the first to occur of (i) the date one year from the date of the Optionee’s disability or death, or (ii) the date such Option expires pursuant to Paragraph 2 hereof to the extent that Optionee was entitled to exercise this Option at the date of his disability or death. For purposes of this Agreement, “disability” shall have the meaning ascribed thereto in Section 22(e)(3) of the Code.

7.	Retirement.

(a) “Retirement” and “Retire(s)” are defined to mean that the Optionee ceases to be employed by the Company for other than Cause after reaching sixty (60) years of age and having not less than ten (10) Years of Service with any entity comprising the Employer.

(b) Notwithstanding any other provision of this Agreement, if Optionee Retires, then if this Option was granted to Optionee more than six (6) months prior to Optionee’s Retirement, this Option shall be deemed to be fully vested and immediately exercisable at the date of Retirement.

(c) Optionee, or any person entitled to succeed to his rights hereunder, shall have the right, at any time within three (3) months after Retirement and prior to the expiration of this Option, to exercise this Option to the extent, but only to the extent, that this Option was exercisable and had not previously been exercised at the date of Retirement (after giving effect to the provisions of Paragraph 7(b) above).

(d) Provided, however, that all rights under this option shall expire in any event on the day specified herein as the date of Option expiration or three (3) months after the date of Optionee’s Retirement, whichever first occurs.

8.	Employment of Optionee. In consideration of the granting of this Option by the Company, the Optionee agrees to render faithful and efficient services to the Employer, with such duties and responsibilities as the Employer shall from time to time prescribe, for a period of at least one year from the date this Option is granted or until Optionee Retires as defined in Paragraph 7(a) above, whichever first occurs. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Employer thereof or shall interfere with or restrict in any way the rights of the Employer, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without good Cause.

9.	No Rights as Stockholder. Optionee shall have no rights as a stockholder with respect to the Shares covered by the Option until the date of the issuance of stock certificates to him. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued pursuant to the exercise of the Option granted hereunder.

10.	Modification and Termination. The rights of Optionee are subject to modification and termination in certain events as provided in the Plan.

11.	Shares Purchased for Investment. Optionee represents and agrees that if he exercises this Option in whole or in part, he shall acquire the shares upon such exercise for the purpose of investment and not with a view to their resale or distribution. The Company reserves the right to include a legend on each certificate representing shares subject to this Option, stating in effect that such shares have not been registered under the Securities Act of 1933, as amended.

12.	This Agreement Subject to Plan. This Agreement is made pursuant to all of the provisions of the Plan, and is intended, and shall be interpreted in a manner, to comply therewith. Any provision hereof inconsistent with the Plan shall be superseded and governed by the Plan.

13.	Gender. Unless the context otherwise requires, the masculine gender includes the feminine.

14.	Notices. Any notices or other communication required or permitted hereunder shall be sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid, to the Company at its corporate headquarters, and to the Optionee at the address above, or to such other address as shall be furnished in writing by either party to the other party, and shall be deemed to have been given as of the date so delivered or deposited in the United States mail, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this agreement.

BREEZE-EASTERN CORPORATION (“COMPANY”)

/s/ Brad Pedersen
Name:	Brad Pedersen
Title:	President and Chief Executive Officer

/s/ Serge Dupuis
Optionee

Grant Number: